Exhibit 2.5(b)

Amendment No .1
PATENT, KNOW-HOW, AND TRADE SECRET LICENSE AGREEMENT – HOWMET AEROSPACE INC. TO ARCONIC CORP.
This Amendment No. 1 (“Amendment-1”) is entered effective as of August 25, 2020 and amends that Patent, Know-How, and Trade Secret License Agreement (the “Agreement”) made and entered into as of the 31st day of March, 2020 and effective as of 12:01 a.m. on April 1, 2020, by and between ARCONIC INC., a corporation then organized under the laws of Delaware (“Licensor”) and ARCONIC ROLLED PRODUCTS CORP., a corporation then organized under the laws of Delaware (“Licensee”). Unless defined in this Amendment-1, all capitalized terms used herein shall have the same meanings as set forth in the Agreement.
    WHEREAS, the Parties recognize and acknowledge that after the Agreement was executed: (a) Arconic Inc. (the “Licensor”) legally changed its name to “Howmet Aerospace Inc.”; and (b) Arconic Rolled Products Corp. (the “Licensee”) legally changed its name to “Arconic Corporation”;
    WHEREAS, further to the above-mentioned name changes of Licensor and Licensee, the Parties recognize and acknowledge that references to: (a) “Licensor” shall mean Howmet Aerospace Inc.; and (b) “Licensee” shall mean Arconic Corporation; and
    WHEREAS, the Parties now wish to amend certain deliverable due dates set forth in Schedule 4 of the Agreement,
NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Amendment-1 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Licensor and Licensee agree to amend the Agreement follows:
1.In Schedule 4, Table 1, Service ID #1:
a.the hours are changed from “200” to “300”; and
b.the amount is changed from “$46,200” to “$69,300”.

2.In Schedule 4, the deliverable due date in Table 1 for Service ID #2 is changed from “December 31, 2020” to “June 30, 2021”.

3.In Schedule 4, Table 1, last row:
a.the total labor hours are changed from “520” to “620”; and
b.the total labor amount is changed from “$120,120” to “$143,220”.

4.In Schedule 4, Table 3:
a.the labor amounts total is changed from “$120,120” to “$143,220”; and
b.the grand total is changed from “$145,120” to “$168,220”.
There are no other changes to the Agreement or SOW-1.
COUNTERPARTS. This Amendment-1 may be executed in any number of counterparts, which together shall constitute one and the same document.
IN WITNESS WHEREOF, the Parties have caused this Amendment-1 to be executed by their duly authorized representatives as of the date first above written.

ARCONIC CORPORATION                 HOWMET AEROSPACE INC.

By: /s/ John F. Butler Jr.                By: /s/ Frederic T. Tenney

Name:    John F. Butler, Jr.                Name:    Frederic T. Tenney
Title:    VP Technology & Engineering        Title:    Chief Intellectual Property Counsel
Date:    September 16, 2020                Date:    September 16, 2020